Exhibit 99

Contacts:
Investors	Media
EVC Group	EVC Group
Dahlia Bailey	Steve DiMattia
(415) 896-5862	(646) 201-5445

DARA BIOSCIENCES RAISES $2,255,000 THROUGH THE SALE OF

COMMON STOCK AND WARRANTS

RALEIGH, N.C., October 21, 2008—DARA Biosciences, Inc. (NASDAQ: DARA), a development-stage pharmaceutical company focused on compounds designed to address diabetes, neuropathic pain and psoriasis markets, announced today that it has entered into a securities purchase agreement with certain investors providing for the sale to these investors of 2,255,000 units at a price of $1.00 per unit. Each unit consists of one share of common stock, a Class A warrant and a Class B warrant. The Class A warrant is exercisable six-months after issuance, and enables the holder to purchase one share of common stock for each unit purchased at an exercise price of $1.30 per share. The Class B warrant is exercisable 12 months after closing, and enables the holder to purchase one share of common stock for each two units purchased at an exercise price of $2.25 per share.

“Dara BioSciences has been able to accomplish this financing in an incredibly difficult financial climate attesting to the investors’ confidence in the Company’s strategy,” said John Didsbury, Ph.D., President, Chief Operating Officer and Chief Scientific Officer of DARA BioSciences.

Under the securities purchase agreement, 2,255,000 units were sold at an initial closing that was completed on October 21, 2008. The securities purchase agreement contemplates the potential sale of up to 8,500,000 units at a price of $1.00 per unit for a total of $8,500,000. If any additional units are sold in the offering, they would be sold at a second and/or third closing. The shares and warrants being sold in the offering are registered pursuant to DARA’s shelf registration statement that was declared effective by the Securities and Exchange Commission on April 18, 2008. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov or via written request to the DARA Biosciences, Inc., 8601 Six Forks Road, Suite 160, Raleigh, NC, Attention: Investor Relations.

The net proceeds from this offering are intended for general corporate purposes including working capital.

Gilford Securities Incorporated acted as the placement agent in connection with this transaction.

About DARA BioSciences, Inc.

DARA BioSciences™, Inc. (“DARA”) is a Raleigh, North Carolina-based development-stage pharmaceutical company that acquires and develops promising drug candidates. DARA focuses its therapeutic development efforts on small molecules from late preclinical development through phase 2 clinical trials. DARA has a portfolio of drug candidates for neuropathic pain, type 2 diabetes, and psoriasis. For more information please contact the Company at 919-872-5578 or visit our web site at www.darabio.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward - looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Those f actors include risks and uncertainties relating to DARA’s current cash position and its need to raise additional capital in the near term in order to be able to continue to fund its operations, risks and uncertainties relating to DARA’s ability to develop and bring new products to market as anticipated, the current regulatory environment in which the company develops and sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA’s intellectual property, the intellectual property of others, and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission. Copies of DARA’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect an y change in DARA’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARABioSciences, Inc.